COMMERCIAL CAPITAL BANCORP, INC. ADOPTS

OVERHEAD REDUCTION STRATEGY

Irvine, CA – April 4, 2006 – Commercial Capital Bancorp, Inc. (the “Company”) (NASDAQ: “CCBI”) announced today that it had adopted, and immediately began implementing at the end of the first quarter of 2006, a Company-wide overhead reduction strategy with the goal of reducing total general & administrative expenses. The overhead reduction strategy includes reduction in staffing, and other operating expenses. As a direct result of the immediate implementation of certain components of the strategy, the Company will recognize one-time severance and other compensation related costs of approximately $850,000, pretax, in the first quarter of 2006. It is anticipated that the Company will begin to realize benefits of the initial expense reductions immediately at the start of the second quarter of 2006, with further expected expense savings being realized as the plan is fully implemented. The overhead reduction strategy was designed to have no impact on areas within the Company that either generate revenues or manage internal controls.

Commercial Capital Bancorp, Inc. is a diversified financial services company with $5.46 billion of total assets, at December 31, 2005. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation, North American Exchange Company and Lawyers Asset Management brand names.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Contact:

Commercial Capital Bancorp, Inc.

James H. Leonetti, Chief Financial Officer & EVP

Jeff L. Leonard, Senior Vice President, Investor Relations

Telephone:	(949) 585-7500
Facsimile:	(949) 585-0174